AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) to that certain Amended and Restated Employment Agreement (the “Agreement”) by and between Syniverse Corporation, a Delaware corporation (together with any Subsidiaries and Affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company”) and David W. Hitchcock (“Executive”) with an Effective Date of May 1, 2014 (the “Employment Agreement”) is entered into this 22nd day of May, 2015. Unless otherwise specified herein, all capitalized terms used herein shall have the same meaning given to them in the Employment Agreement.
WHEREAS, the Company and Executive are parties to the Employment Agreement; and;
WHEREAS, each of the Company and Executive wish to amend the Employment Agreement as herein provided.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Employment Agreement as follows:
1.Amendment to Employment Agreement.
(a)Section 2(a) is hereby amended and restated in its entirety as follows:
“(a)    During the period beginning April 1, 2015 and ending on the last day of the Employment Period, Executive shall serve as Executive Vice President - Global Product Management and Development of the Company, and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer to expand or limit such duties, responsibilities, functions and authority and the power and authority of the Board to overrule actions of officers of the Company; provided that such permitted limitations may, nevertheless, constitute “Good Reason” under Section 8. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates which are consistent with Executive’s position as the Board may from time to time direct.”
(b)Section 4(d)(iv) is hereby amended and restated in its entirety as follows:
“(iv)    With respect to the stock options granted pursuant to that certain Stock Option Agreement by and between Executive and the Company, dated as of April 6, 2011, as amended, and that certain Stock Option Agreement by and between Executive and the Company, dated as of July 1, 2011, as amended, each granted under the 2011 Equity Plan (the “2011 Options” and such agreements, the “2011 Option Agreements”), notwithstanding anything to the contrary in the 2011 Option Agreements, (A) if such termination of Executive’s employment occurs during (x) the period beginning on the Effective Date and ending on December 30, 2014, ninety percent (90%) of the portion of each 2011 Option subject to time vesting (i.e., 67.5% of each 2011 Option) shall automatically become vested and exercisable (to the extent not otherwise then exercisable); and (y) the period beginning on December 31, 2014 and ending on December 30, 2015, one hundred percent (100%) of the portion of each 2011 Option subject to time vesting (i.e., 75% of each 2011 Option) shall automatically become vested and exercisable in full, and (B) the 2011 Options shall not expire until the 181st day following the date of such termination of Executive’s employment and if such termination occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the 2011 Options that has not otherwise theretofore become vested and exercisable shall automatically become vested and exercisable as of the date of the Change in Control (subject to the consummation of such Change in Control);”
(c)Section 4(d) is hereby amended by adding the following subsection 4(d)(vi) immediately after 4(d)(v):
“(vi)    With respect to the stock option granted pursuant to that certain Stock Option Agreement by and between Executive and the Company, dated as of May 18, 2015 (the “Grant Date”), granted under the 2011 Equity Plan (the “2015 Option” and such agreement, the “2015 Option Agreement”, and collectively with the 2011 Options, the “Options”), notwithstanding anything to the contrary in the 2015 Option Agreement, (A) if such termination of Executive’s employment occurs during (w) the period beginning on the Grant Date and ending on May 18, 2016, twenty-five percent (25%) of the 2015 Option shall automatically become vested and exercisable (to the extent not otherwise then exercisable); (x) the period beginning on May 19, 2016 and ending on May 18, 2017, fifty percent (50%) of the 2015 Option shall automatically become vested and exercisable (to the extent not otherwise then exercisable); (y) the period beginning on May 19, 2017 and ending on May 18, 2018, seventy-five percent (75%) of the 2015 Option shall automatically become vested and exercisable (to the extent not otherwise then exercisable), and (z) the period beginning on May 19, 2018 and ending on May 18, 2019, one hundred percent (100%) of the 2015 Option shall automatically become vested and exercisable in full, and (B) the 2015 Option shall not expire until the 181st day following the date of such termination of Executive’s employment and if such termination occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the 2015 Option that has not otherwise theretofore become vested and exercisable shall automatically become vested and exercisable as of the date of the Change in Control (subject to the consummation of such Change in Control). For the avoidance of doubt, the percentage of the 2015 Option that will become vested and exercisable pursuant to this Section 4(d)(vi) shall equal the additional percentage of the 2015 Option that would have otherwise become vested and exercisable had Executive remained employed by the Company through the vesting date next following the date of termination; and “
(d)Section 4(d) is hereby amended by adding the following subsection 4(d)(vii) immediately after 4(d)(vi):
“(vii)    With respect to the restricted stock units granted pursuant to that certain Restricted Stock Unit Award Agreement by and between Executive and the Company, dated as of the Grant Date, granted under the 2011 Equity Plan (the “RSUs” and such agreement, the “RSU Agreement”) notwithstanding anything to the contrary in the RSU agreement, if such termination of Executive’s employment occurs during (x) the period beginning on the Grant Date and ending on May 18, 2016, forty percent (40%) of the RSUs shall automatically become vested (to the extent not otherwise then vested) and be settled in accordance with their terms; (y) the period beginning May 19, 2016 and ending on May 18, 2017, seventy five percent (75%) of the RSUs shall automatically become vested (to the extent not otherwise then vested) and be settled in accordance with their terms; and (z) the period beginning on May 19, 2017 and ending on May 18, 2018, one hundred percent (100%) of the RSUs shall automatically become vested (to the extent not otherwise then vested) and be settled in accordance with their terms, and (B) the RSUs not otherwise vested (after taking into account any vesting contemplated by this Section 4(d)(vii) shall not be forfeited and remain outstanding until the 181st day following the date of such termination of Executive’s employment and (I) if such termination occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the RSUs that have not otherwise theretofore become vested shall automatically become vested as of the date of the consummation of the Change in Control (subject to the consummation of such Change in Control), and (II) if such termination does not occur within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the RSUs that have not otherwise theretofore become vested shall be automatically forfeited by Executive for no consideration on the 181st day following the date of termination of Executive’s employment. For the avoidance of doubt, the percentage of the RSUs that will become vested pursuant to this Section 4(d)(vii) shall equal the additional percentage of the RSUs that would have otherwise become vested had Executive remained employed by the Company through the vesting date next following the date of termination;”
(e)The last sentence of Section 4(d) is hereby amended and restated in its entirety as follows:
“provided, however, that the continuation of such salary and benefits, any right to acceleration of vesting and exercisability of the Options and any right to the acceleration of vesting of Restricted Shares and RSUs shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 8 (including any material breach of the covenants contained in Section 5 or Section 6 below); provided, further, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer.”
2.No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Acknowledgement. Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on Executive and the Company.

4.Governing Law and Counterparts. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Syniverse Corporation

By:    _________________________________
Its:    President and CEO

Executive

By:    _________________________________
David W. Hitchcock